Terra Industries Inc. reports second quarter results
Operating income up $103 million from Q2/06
S U M M A R Y
Q2/07 vs. Q2/06 results:
•	Income from operations up $103 million.

•	Revenues up $170 million, or 33%.

•	UAN and AN selling prices up 36% and 13%, respectively.

•	UK natural gas costs down 48%.
Outlook:
•	Projected grain inventories should encourage another year of increased planted acres of corn and wheat, which should lead to continued strong nitrogen demand.

•	Nitrogen prices should exhibit normal seasonal decreases during the 2007 second half.
Sioux City, Iowa (July 26, 2007)—Terra Industries Inc. (NYSE: TRA) announced today net income available to common shareholders of $69.4 million, or $.66 per diluted share, on revenues of $693.8 million for the quarter ended June 30, 2007. Net income available to common shareholders for the 2006 second quarter was $5.0 million, or $.05 per diluted share, on revenues of $523.5 million.
Terra reported operating income of $128.8 million for the 2007 second quarter, compared to operating income of $26.2 million for the 2006 second quarter.
For the 2007 first half, Terra posted net income to common shareholders of $75.3 million, or $.73 per share, on revenues of $1.2 billion. For the comparable 2006 period, Terra recorded a net loss to common shareholders of $20.3 million, or $.22 per share, on revenues of $922.4 million.
Analysis of second quarter results
The $170 million improvement in revenues from the 2006 to 2007 second quarter was due to higher sales volumes and selling prices. Ammonia, nitrogen solutions (UAN) and ammonium nitrate (AN) sales volumes increased by 3, 23 and 21 percent, respectively from the 2006 to the 2007 second quarter. Ammonia, UAN and AN selling prices improved 7, 36 and 13 percent, respectively, in the same period. The improved sales volumes and selling prices were primarily due to strong demand driven by significantly more U.S. acres of planted corn.
Cost of sales for the 2007 second quarter increased by $44.9 million, or 9 percent, over the 2006 second quarter, due to higher sales volumes and North American natural gas costs. Second quarter equity earnings declined $7.7 million from 2006 due to an extended plant outage and turnaround at the Point Lisas Trinidad nitrogen facility, which resumed normal operating rates during May.
Selling, general and administrative expense for the 2007 second quarter increased by $15.2 million over the 2006 second quarter, approximately $12.3 million of which was due to incentive and share-based compensation. Terra recorded no incentive compensation during the 2006 second quarter. The increased share-based compensation, which vests over three years, included $7.6 million for the prior service effects of increases in the 2007 second quarter price of Terra’s common shares and expectations that awards would vest at maximum levels.

Analysis of first half results
The $273.7 million year-to-date revenue improvement from 2006 to 2007 was mainly due to higher sales volumes and selling prices, driven by strong nitrogen products demand. For the half, ammonia, UAN and AN sales volumes increased by 4, 35 and 24 percent, respectively, over the 2006 first half. For the same period, UAN and AN selling prices increased by 21and 8 percent, respectively.
The $195.4 million year-to-date operating income improvement from 2006 to 2007 was due to higher sales volumes and selling prices, and lower natural gas costs, partly offset by increased expenses for incentive and share-based compensation.
Forward natural gas position
Terra’s forward purchase contracts at June 30, 2007, fixed prices for about 23 percent of its next 12 months’ natural gas needs at about $28.2 million above the published forward market prices at that date. The majority of these forward purchase contracts support nitrogen sales commitments.
Cash balances and share buybacks
Cash balances totaled $287.0 million at June 30, 2007. During the 2007 second quarter, Terra repurchased one million of its common shares for $19.2 million. Since announcing its authorization to repurchase up to 9.5 million of its outstanding common shares by June 30, 2008, Terra has repurchased 3.7 million shares.
CEO’s remarks
“Terra delivered a strong performance in the second quarter,” noted Terra President and CEO Michael Bennett. “Demand was strong throughout the period as U.S. farmers planted a reported 93 million acres of corn this spring. Terra capitalized on this environment by realizing nitrogen products selling prices and sales volumes that were significantly improved over those of the 2006 second quarter.”
“We also experienced a period of relative calm with regard to natural gas costs,” Bennett continued. “In North America we had a fairly mild winter, adequate gas in storage and no hurricane-related carry-over from the prior year, so natural gas costs were quite stable. In the UK, our natural gas unit costs moderated significantly, due primarily to mild weather and high natural gas inventory levels.
“Our plants operated well during the quarter. The Trinidad ammonia facility in which Terra is a 50% partner came back online in early May following a scheduled turnaround during which we also performed some needed repairs.
“Since the quarter’s end, Terra has announced two initiatives that we believe will benefit the business going forward,” said Bennett.
“First, the UK Competition Commission has conditionally approved advancement of the planned combination of Terra and Kemira GrowHow’s UK fertilizer and associated process chemicals businesses. We believe this proposed joint venture is a sustainable option for our UK operations and customers.
“Second, we announced an option agreement to sell our Beaumont, Texas, methanol facility, which we idled in late 2004. The divestment of the Beaumont facility underlines Terra’s focus on nitrogen products.”
Bennett concluded, “Our outlook for the remainder of 2007 and beyond remains positive. We’re experiencing good demand for fall fertilizer fill, and nitrogen prices remain seasonally firm. Corn futures continue at levels that should encourage strong plantings next spring.”
Conference call details
Terra management will conduct a conference call to discuss these second quarter results this afternoon at 3:00 ET. A live webcast of the conference call will be available from Terra’s website at www.terraindustries.com, and will be archived for playback for three months.

About Terra
Terra Industries Inc., with 2006 revenues of $1.8 billion, is a leading international producer of nitrogen products.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Note:	Terra Industries’ news announcements are also available on its website, www.terraindustries.com.
(Tables follow.)

Terra Industries Inc.
Summarized Results of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands except per-unit amounts)	2007	2006	2007	2006

Revenues
Nitrogen products	$680,384	$516,591	$1,167,483	$914,700
Methanol	10,780	5,217	23,311	6,589
Other	2,651	1,712	5,307	1,150

	$693,815	$523,520	$1,196,101	$922,439

Costs and expenses
Cost of sales	536,043	491,170	962,219	914,686
Equity in loss (earnings)	804	(6,880)	(4,813)	(15,021)
Selling, general and administrative	28,194	13,006	45,251	24,716

Total costs and expenses	565,041	497,296	1,002,657	924,381
Operating income	128,774	26,224	193,444	(1,942)
Interest income	3,482	1,824	6,369	3,408
Interest expense	(6,871)	(11,782)	(15,780)	(23,554)
Loss on early retirement of debt	(174)	—	(38,836)	—

Income (loss) before income taxes and minority interest	125,211	16,266	145,197	(22,088)

Income tax benefit (provision)	(40,617)	(5,766)	(44,757)	8,000
Minority interest	(13,939)	(4,243)	(22,576)	(3,647)

Net income (loss)	70,655	6,257	77,864	(17,735)
Preferred stock dividends	(1,275)	(1,275)	(2,550)	(2,550)

Income (loss) available to common shareholders	$69,380	$4,982	$75,314	$(20,285)

Income (loss) per common share
Basic	$.76	$.05	$.82	$(.22)

Diluted	$.66	$.05	$.73	$(.22)

Basic and diluted weighted average shares outstanding:
Basic	91,496	93,317	91,677	93,592
Diluted	107,294	95,212	107,311	93,592
Because of the seasonal nature and effects of weather-related conditions in several of Terra’s marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.

Terra Industries Inc.
Summarized Financial Position
(in thousands)
(unaudited)

	June 30,
	2007	2006
Assets
Cash and cash equivalents	$286,950	$85,243
Accounts receivable	241,342	195,504
Inventories	169,674	169,865
Other current assets	23,342	13,194

Total current assets	721,308	463,806
Property, plant and equipment, net	702,106	737,883
Equity investments	165,201	160,691
Deferred plant turnaround costs	41,375	36,848
Other assets	28,003	34,243

Total assets	$1,657,993	$1,433,471

Liabilities and Stockholders’ Equity
Customer prepayments	25,166	13,589
Other current liabilities	253,222	181,275

Total current liabilities	278,388	194,864

Long-term debt and capital lease obligations	330,000	331,300
Pension liability	119,407	119,900
Other liabilities	157,799	95,573
Minority interest	105,549	95,905

Total liabilities and minority interest	991,143	837,542

Series A preferred shares	115,800	115,800

Stockholders’ equity	551,050	480,129

Total liabilities and stockholders’ equity	$1,657,993	$1,433,471

Terra Industries Inc.
Summarized Cash Flows
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net income (loss)	$70,655	$6,256	$77,864	$(17,735)
Non-cash charges and credits:
Depreciation and amortization	27,718	26,414	54,360	52,696
Deferred income taxes	27,708	5,766	34,981	(8,000)
Minority interest	13,939	4,244	22,576	3,647
Distributions in excess of (less than) equity earnings	1,804	1,804	(3,813)	9,944
Non-cash loss on derivatives	1,292	(4,288)	(1,541)	1,573
Share-based compensation	10,813	1,176	13,681	2,317
Amortization of intangible and other assets	2,144	3,769	4,485	5,165
Loss on early retirement of debt	—	—	4,662	—
Change in assets and liabilities:
Accounts receivable	(42,214)	(57,552)	(39,347)	16,200
Inventories	66,664	45,344	48,192	27,994
Accounts payable and customer prepayments	(98,625)	(6,512)	(65,789)	(49,790)
Other assets and liabilities, net	21,355	(6,721)	32,530	(1,928)

Net cash flows from operating activities	103,253	19,700	182,841	42,083
Purchase of property, plant and equipment	(6,760)	(14,532)	(13,496)	(26,636)
Plant turnaround costs	(11,478)	(10,645)	(20,320)	(22,112)
Return of investment in unconsolidated affiliates	—	8,066	—	9,660
Proceeds from sale of property, plant and equipment	—	275	—	275
Debt issuance	—	—	330,000	—
Debt repayments	(2,500)	(4)	(331,300)	(30)
Payments for debt issuance costs	(969)	—	(6,398)	—
Distributions to minority interests	(7,240)	—	(11,714)	—
Changes in restricted cash	—	—	—	8,595
Payments under share repurchase program	(19,211)	(14,428)	(19,211)	(14,428)
Stock issuance	130	363	406	363
Preferred share dividends paid	(1,275)	(1,275)	(2,550)	(2,550)
Other	(310)	5,712	(325)	3,657

Increase (Decrease) in cash and short-term investments	53,640	(6,768)	107,933	(1,123)
Cash and short-term investments at beginning of period	233,310	92,011	179,017	86,366

Cash and short-term investments at end of period	$286,950	$85,243	$286,950	$85,243

Terra Industries Inc.
Summarized Information
(volumes in thousands)
Volumes and Prices

	Three Months Ended June 30,
	2007		2006
	Sales	Average	Sales	Average
	Volumes	Unit Price[1]	Volumes	Unit Price[1]
Ammonia (tons)	568	$347	552	$323
Nitrogen solutions (tons)	1,310	200	1,064	147
Urea (tons)	32	317	46	265
Ammonium nitrate (tons)	403	255	332	226
Methanol (gallons)	8,523	1.12	4,572	0.87

Natural gas costs[2]
North America	$7.03		$6.60
United Kingdom	$4.06		$7.74

	Six Months Ended June 30,
	2007		2006
	Sales	Average	Sales	Average
	Volumes	Unit Price[1]	Volumes	Unit Price[1]
Ammonia (tons)	988	$339	951	$340
Nitrogen solutions (tons)	2,384	182	1,769	151
Urea (tons)	65	308	84	280
Ammonium nitrate (tons)	688	245	556	226
Methanol (gallons)	18,560	1.11	4,757	0.86

Natural gas costs[2]
North America	$6.89		$8.01
United Kingdom	$4.54		$8.01

[1]	After deducting outbound freight costs

[2]	Per MMBtu. Includes all transportation and other logistical costs and any gains or losses on financial derivatives related to natural gas purchases.
Because of the seasonal nature and effects of weather-related conditions in several of its marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.